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                                                                   EXHIBIT 12.01

                      Travelers Group Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges

                           ALL COMPANIES CONSOLIDATED
                            (In millions of dollars)

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
                                                                                          Year ended December 31,
                                                                                -------------------------------------------
                                                                                  1996     1995     1994     1993      1992
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes, minority interests and
cumulative effect of accounting changes .....................................  $ 5,008  $ 3,320  $ 1,025  $ 3,034   $ 2,291

Elimination of undistributed equity earnings ................................       --       --       --     (116)      (26)

Pre-tax minority interest ...................................................       --       --       --      (32)       --

Other adjustments ...........................................................        1       --       --       22        20

Add:
  Interest ..................................................................    8,927    9,378    7,626    6,821     5,617
  Interest portion of rentals ...............................................      132      135      159      105        86
                                                                               -------  -------  -------  -------   -------

Income available for fixed charges ..........................................  $14,068  $12,833  $ 8,810  $ 9,834   $ 7,988
                                                                               =======  =======  =======  =======   =======

Fixed charges:
  Interest ..................................................................  $ 8,927  $ 9,378  $ 7,626  $ 6,821   $ 5,617
  Interest portion of rentals ...............................................      132      135      159      105        86
                                                                               -------  -------  -------  -------   -------

Fixed charges ...............................................................  $ 9,059  $ 9,513  $ 7,785  $ 6,926   $ 5,703
                                                                               =======  =======  =======  =======   =======

Ratio of earnings to fixed charges ..........................................    1.55x    1.35x    1.13x    1.42x     1.40x
                                                                               =======  =======  =======  =======   =======
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